EXHIBIT 10.1
Execution Copy
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 31st day of December, 2008, by and between R.H. Donnelley Corporation, a Delaware corporation (the “COMPANY”), and David C. Swanson (“EXECUTIVE”).
WITNESSETH:
     WHEREAS, Executive is presently serving as Chairman and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement dated October 3, 2005 (“PRIOR AGREEMENT”);
     WHEREAS, both the Executive and the Company wish to continue the employment relationship on the terms and conditions set forth in this Amended and Restated Employment Agreement (this “AGREEMENT”), which is being executed to evidence compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”);
          WHEREAS, the Compensation and Benefits Committee of the Board of Directors of the Company has authorized the Company to enter into this Amended and Restated Employment Agreement; and
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the validity and sufficiency of which is hereby acknowledged, the parties agree that, as of the date hereof, the Prior Agreement is amended and restated as follows:
     1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period (the “EMPLOYMENT TERM”) commencing on the date hereof (the “COMMENCEMENT DATE” and the “EFFECTIVE DATE”) and ending on the first anniversary of the date hereof. On the first anniversary and each succeeding anniversary thereof, the Employment Term shall automatically be extended for one additional year unless, not later than ninety days prior to such anniversary, the Company or the Executive shall have given notice of its or his intention not to extend the Employment Term. Any such non-renewal of this Agreement by the Company shall be treated as a termination of Executive’s employment without Cause, as hereinafter defined. This Agreement, in amending and restating the Prior Agreement, shall replace and supercede the Prior Agreement as of the Effective Date.
     2. Position. (a) Executive shall serve as Chairman and Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority commensurate with such position and, to the extent not inconsistent with the foregoing, as shall be determined from time to time by the Board. Executive shall be employed as the senior most executive officer of the Company (without regard to any Chairman) and shall report directly to the Board. (b) During the Employment Term, Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive from serving on business, civic or charitable boards or committees, as long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
     3. Base Salary. Company shall pay Executive an annual base salary (the “BASE SALARY”) at the initial annual rate of $955,000 payable in equal bi-monthly installments or otherwise in accordance with the payroll and personnel practices of the Company in effect from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the “COMMITTEE”) for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be.
     4. Bonus. With respect to each fiscal year all or part of which is contained in the Employment Term, Executive shall be eligible to participate in the Company’s Annual Incentive Program under the 2005 Stock Award and Incentive Plan or any successor program or plan thereto or thereunder, with a target bonus opportunity of 125% of Base Salary (not less than 70% of which shall be paid in cash) and a maximum bonus opportunity not less than that for which Executive was eligible on January 1, 2008 (the “BONUS”). Any Bonus paid to Executive shall be less applicable withholdings and shall be distributed pursuant to policies as determined by the Company, but in no event later than March 15 of the year following the year in which such Bonus was earned.
     5. Additional Compensation. As further compensation, Executive will be eligible for participation in all other bonuses, long-term incentive compensation and stock options and other equity participation arrangements made available generally to senior executives of the Company, on terms and conditions no less favorable than those offered to other senior executives of the Company, and at no less attractive a level in the aggregate as that for which he is eligible on the Effective Date.
     6. Employee Benefits. During the Employment Term, Executive shall be eligible for employee benefits (including perquisites, fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) made available generally to senior executives of the Company, on terms and conditions no less favorable than those offered to other senior executives of the Company, and at no less attractive a level in the aggregate as that for which he is eligible on the Effective Date. Notwithstanding the immediately preceding sentence, Executive acknowledges that, effective December 31, 2008, as part of the unified employee retirement savings strategy, the Company will freeze the R.H. Donnelley Corporation Retirement Plan and the R.H. Donnelley Pension Benefit Equalization Plan. As of the date, all pension plan benefit accruals for participants in these defined benefit plans (including Executive) will cease, although plan balances will remain intact and interest credits will continue going forward in accordance with the plans, as will service credit for vesting and retirement eligibility.

     7. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies in effect from time to time, provided, however, that all such reimbursements shall be made by March 15 of the year following the year in which the expenses were incurred.
     8. Termination of Employment. Each of Executive and the Company may terminate the employment of Executive hereunder at any time in accordance with this Section 8. Executive’s entitlements hereunder in the event of any such termination shall be as set forth in this Section 8. The provisions of this Section 8 (and any related provision of Section 10) shall survive any non-renewal of this Agreement by the Company pursuant to Section 1. With respect to any termination of employment (voluntary or otherwise), any and all (i) accrued but unused vacation shall be paid in the regular payroll check following the Date of Termination, and (ii) earned but unpaid bonus (with respect to any full performance period) will be paid at the same time such bonuses are generally distributed to current employees, but no later than March 15 of the year following the year in which the bonus was earned.
     (a) For Cause by the Company. If Executive’s employment is terminated by the Company for Cause (as defined in Section 9(a) herein), he shall be entitled to receive his Base Salary through the Date of Termination (as defined in Section 8(g)(ii) herein). All other benefits due Executive following Executive’s termination of employment pursuant to this Section 8(a) shall be determined in accordance with the then-existing plans, policies and practices of the Company.
     (b) Death or Disability. Executive’s employment hereunder shall terminate upon his death and may be terminated by the Company upon his Disability (as defined in Section 9(c) herein) during the Employment Term. Upon termination of Executive’s employment hereunder upon the Executive’s Disability or death, Executive or his estate (as the case may be) shall be entitled to receive Base Salary through the Date of Termination, plus a pro-rata portion of the target Bonus, based on the number of whole or partial months from the beginning of the bonus period to the Date of Termination. Such pro-rata Bonus shall be payable in a lump sum (less applicable withholdings) when such awards are generally distributed to current employees for the current fiscal year, but no later than March 15 of the year following the year in which the Bonus was earned. In addition, if Executive’s employment is terminated as a result of a Disability, Executive shall be entitled to be reimbursed for the additional costs to Executive, including any additional tax costs associated with such reimbursements, of continuing health, medical and dental benefits under COBRA at a level equivalent (e.g., family coverage versus employee only) to those benefits in which he participated prior to the Termination Date for a period of twenty nine (29) months from the Termination Date (“COBRA Benefit Continuation Period”) or, if COBRA is not available or is not adequate, the actual costs associated with any other coverage that may be necessary to obtain such equivalent coverage; provided that such costs are consistent with the costs generally available on a competitive basis for such coverage. Following the end of the 29-month COBRA Benefit Continuation Period, and continuing until Executive reaches the age of 65 or is no longer subject to a Disability, whichever date is earlier, Executive shall also be entitled to be reimbursed for the additional actual costs, including any additional tax costs associated with such reimbursements, of obtaining such equivalent health, medical and dental insurance coverage through an insurance policy or policies he purchases on his own; provided that such costs are consistent with the costs generally available on a competitive basis for such coverage. Executive shall bear full responsibility for applying for COBRA coverage and for obtaining coverage under any other insurance policy subject to reimbursement under this Section 8(b), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health or dental insurance coverage. Reimbursements under this Section 8(b) shall be made on a monthly basis but no later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment in lieu of reimbursements for the actual costs of premiums for health or dental coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.
     (c) Termination Not Following a Change in Control. If, during the Employment Term and prior to a Change in Control (as defined in Section 9(b) herein) or more than two years after a Change in Control, Executive’s employment is terminated by the Company without Cause, or by Executive under subclauses (i), (ii) or (iii) of the definition of Good Reason (as defined in Section 9(d) herein), Executive shall be entitled to the following:
     (i) Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination, as defined in Section 8(g)(i) herein, is given, or if higher, at the rate in effect immediately prior to the event or circumstance leading to the termination of employment, plus a pro-rata (based on number of days employed during calendar year divided by 360) portion of the target Bonus, plus all other amounts to which Executive is entitled under any then-existing compensation or benefit plan of the Company. Such pro-rata Bonus shall be payable in lump sum (less applicable withholdings) when such awards are generally distributed to current employees for the current fiscal year, but no later than March 15 of the year following the year in which the Bonus was earned.
     (ii) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay a severance payment (the “SEVERANCE PAYMENT”) equal to two times the sum of (A) Base Salary at the rate in effect on the date Notice of Termination is given, or if higher, at the rate in effect immediately prior to the event or circumstance leading to the termination of employment, plus (B) target Bonus at the rate in effect on the date of the Notice of Termination is given, or if higher, at the rate in effect immediately prior to the event or circumstance leading to the termination of employment without Cause. The Severance Payment shall be paid in lump-sum, without reduction for time value of money, within seven (7) calendar days following the effective date of the General Release executed by Executive under

Section 8(h) of this Agreement, but in no event later than seventy four (74) days after the Date of Termination.
     (iii) Reimbursement for the additional costs to Executive, including any additional tax costs associated with such reimbursements, of obtaining health, medical and dental insurance and long term disability insurance benefits equivalent (e.g., for health, medical and dental, family coverage versus employee only) to the plans in which he participated prior to the Date of Termination for a period of two (2) years, or, if sooner, until comparable insurance coverage is available to Executive in connection with subsequent employment or self-employment, as follows: (aa) the Company shall reimburse Executive for the additional costs in continuing group health, medical and dental benefits under COBRA for a period of eighteen (18) months from the Termination Date (“COBRA Benefit Continuation Period”) or, if COBRA is not available or is not adequate, the actual costs associated with any other coverage that may be necessary to obtain such equivalent coverage, provided that such costs are consistent with the costs generally available on a competitive basis for such coverage; (bb) for the period immediately following the end of the 18-month COBRA Benefit Continuation Period (the “Post-COBRA Period”), and continuing until the end of the two (2) year period, Executive shall also be entitled to be reimbursed for the additional actual costs of obtaining equivalent health, medical and dental insurance coverage through an insurance policy or policies he purchases on his own, provided that such costs are consistent with the costs generally available on a competitive basis for such coverage; and (cc) for the two (2) year period following the Date of Termination, the Company shall reimburse Executive for the actual costs incurred by Executive in obtaining an individual long term disability insurance policy equivalent in coverage to that elected by Executive at the time of the Notice of Termination, provided that such costs are consistent with the costs generally available on a competitive basis for such coverage.
     Executive shall bear full responsibility for applying for COBRA coverage and for obtaining coverage under any other insurance policy subject to reimbursement under this Section 8(c)(iii), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental or long term disability insurance coverage. Reimbursements under this Section 8(c)(iii) shall be made on a monthly basis but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for health, dental or long term disability coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. Executive shall provide the Company with notice of any subsequent employment or self-employment under which equivalent health, dental or disability insurance becomes available within thirty (30) days of commencement.

     (iv) Reimbursement for the actual costs incurred by Executive, including any additional tax costs associated with such reimbursements, in obtaining term life insurance coverage equivalent in coverage to that elected by Executive at the time of the Notice of Termination, following the Date of Termination and continuing until the last day of the second calendar year beginning after the Date of Termination, or, if sooner, until comparable life insurance coverage is available to Executive in connection with subsequent employment or self-employment. Executive shall bear full responsibility for applying for life insurance coverage subject to reimbursement under this Section 8(c)(iv), and nothing herein shall constitute a guarantee of eligibility for life insurance coverage. Reimbursements under this Section 8(c)(iv) shall be made on a monthly basis but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for term life insurance coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. Executive shall provide the Company with notice of any subsequent employment or self-employment under which equivalent life insurance coverage becomes available within thirty (30) days of commencement such employment.
     (d) Termination Within Two Years Following a Change in Control. If, during the Employment Term and within two years following a Change in Control, Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, as hereinafter defined, Executive shall be entitled to the payments and benefits set forth in Section 8(c), except that for purposes of this Section 8(d), references in such Section to “two times” or “two years” shall be changed to “three times” and “three years.” In addition, Executive shall be entitled to receive the following: (i) for the three years following termination of employment or, if sooner, until subsequently employed or self-employed, reimbursements, including any additional tax costs associated with such reimbursements, for Executive’s expenses (aa) for dues for continuing the health club and country club memberships, if any, provided to him by the Company prior to the Date of Termination, (bb) relating to financial planning services, up to a maximum amount per year equal to the average of such amounts paid to Executive for the two (2) calendar years preceding the Date of Termination, and (cc) actual expenses in replacing any other perquisites and similar benefits Executive was receiving immediately prior to the Termination Date, up to a maximum amount per year equal to one hundred and twenty percent (120%) of such amounts paid to Executive during the two (2) calendar years preceding the Date of Termination; and (ii) during the two year period following the Date of Termination reimbursement of expenses relating to outplacement services, subject to a maximum total reimbursement of $25,000. In connection with reimbursements under Section 8(d)(i)(aa) and (bb), under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of such reimbursements and the amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.
     For purposes of this Agreement, termination of employment after the commencement of negotiations with a potential acquiror or business combination partner but prior to an actual Change of Control shall be deemed to be a termination of employment within two years following a Change in Control if such negotiations subsequently result in a transaction with such acquiror or business combination partner which constitutes a Change in Control (“Look-Back CIC”). Executive shall be entitled to such additional benefits as the result of a Look-Back CIC under this Section 8(d) only if the Change in Control transaction occurs within two (2) years following the Date of Termination. Any additional payments due to Executive as the result of the Look-Back CIC shall be payable to Executive in a lump sum (less applicable withholdings) within ten (10) calendar days following the effective date of the General Release under Section 8(h), but in no event later than seventy four (74) days following such Change in Control.
     (e) Retirement. If during the Employment Term, Executive retires at normal retirement age under the Company’s qualified pension plan or any successor plan, Executive shall be entitled to the payments and benefits specified in Section 8(b) as if his employment had terminated as a result of Disability.
     (f) Voluntary Termination of Employment. If during the Employment Term, Executive terminates his employment under circumstances other than those specified elsewhere in this Section 8, Executive shall be entitled to the payments and benefits specified in Section 8(a).
     (g) Notice and Date of Termination. (i) Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17(i) hereof. For purposes of this Agreement, a “NOTICE OF TERMINATION” shall mean a notice which shall indicate (by reference to specific Section and sub-section numbers and letters, for example, Section 8(d)) the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. If the event or circumstance on which the proposed termination of employment is based is susceptible of cure, the Notice of Termination shall not be deemed effective until Executive or the Company, as the case may be, has had at least 30 days to effect such cure, and unless such event or circumstance persists at the end of such cure period. In the event Executive wishes to terminate his employment for Good Reason, as defined in Section 9(d), Executive must provide a Notice of Termination to the Company describing the condition giving rise to Good Reason within ninety (90) days following the occurrence of the condition giving rise to Good Reason. Executive may only exercise his rights to terminate for Good Reason thereafter if the Company does not cure such condition within thirty (30) days following the receipt of such written notice from Executive, and Executive resigns from the Company within two (2) years following the initial existence of such condition.

     (ii) “DATE OF TERMINATION” shall mean (A) if employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), (B) if employment is terminated by reason of death, the date of death, and (C) if employment is terminated for any other reason, subject to the effectiveness of notice and “cure” provisions of clause (i) above, the date specified in the Notice of Termination (which, in the case of a termination of employment by the Company for Cause shall not be less than ten (10) days after the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; and provided, further that in the event Executive gives Notice of Termination for Good Reason based upon any matter referred to in clause (ii) of the definition of Good Reason, and it is thereafter determined that said grounds do not constitute Good Reason, then so long as Executive reasonably believed in good faith that he had grounds for termination of employment for Good Reason, the Company may not terminate Executive’s employment for Cause based upon such matters.
     (h) Release of Claims. Any provision of this Agreement to the contrary notwithstanding, Executive shall be obligated to execute and not revoke a valid general release of claims (“General Release”) from time-to-time in favor of the Company in connection with certain payments made or benefits provided under Section 8 of this Agreement, as a condition to receiving such payments and benefits under this Agreement. Executive’s General Release shall be substantially in the form attached as Exhibit A, as adjusted, as appropriate, for changes in applicable law or regulation. The Company will provide Executive with a final General Release applicable to the severance pay and benefits to be provided under Section 8 (c) or (d) within thirty (30) days of the Date of Termination, except in the case of additional severance pay or benefits that later may become due under the Look-Back provisions of Section 8(d), such General Release shall be provided to Executive within thirty (30) calendar days of the applicable Change of Control. The General Release shall be executed and returned by Executive to the Company within the time described in such General Release, but in not event later than forty five (45) days following receipt, but not before the Date of Termination. No General Release from Executive shall be deemed to be effective until the 7-day revocation period has expired.
     (i) Notwithstanding anything to the contrary set forth herein, the following provisions of this Agreement shall survive any termination of Executive’s employment hereunder and/or termination of this Agreement: Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17(f) and (g), 18 and 19.

     9. Definitions.
     (a) “CAUSE” shall mean (i) Executive’s willful and continued failure substantially to perform the duties of his position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by Executive for Good Reason, as hereinafter defined), (ii) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably (and, in the case of other malfeasance, materially) injurious to the financial condition or business reputation of the Company or any of its affiliates, or (iii) Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business which materially impairs the value of Executive’s services to the Company or any of its subsidiaries. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.
     (b) “CHANGE IN CONTROL” shall mean the occurrence of any of the following events:
     (i) any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;
     (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
     (iii) the consummation of a merger or consolidation of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) of more than 30% of the combined voting power of the Company’s then outstanding securities; or
     (iv) the shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and all other required governmental approvals of such transaction have been obtained.
Notwithstanding the foregoing, to the extent that the term “Change in Control” is being used to trigger the timing of a distribution of deferred compensation subject to the provisions of Section 409A (as opposed to triggering the vesting of benefits or the amount of severance benefits payable), no Change in Control shall be deemed to have occurred for purpose of triggering the distribution of such deferred compensation if it is not a “change in the ownership or effective control of the corporation,” or “in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code Section 409A and applicable Treasury Regulations.
     (c) “DISABILITY” shall mean the Executive’s inability, as a result of physical or mental incapacity, to perform the duties of his position for a period of six (6) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement; provided, however, that notwithstanding any other provision of this Agreement, for purposes of the continuation of benefits under Section 8(b), then the definition of Disability used herein shall be consistent with the definition of permanent disability under Internal Revenue Code Code §409A (a)(2)(c).
     (d) “GOOD REASON” means:
     (i) removal from, or failure to be reappointed or reelected to, Executive’s position as specified in Section 2 (other than as a result of a promotion); or
     (ii) material diminution in Executive’s title, position, duties or responsibilities, re-assignment of Executive’s direct reporting relationship to anyone other than the Board of Directors of the Company, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive’s position as specified in Section 2; or
     (iii) material reduction in Base Salary or target or maximum Bonus opportunity, material reduction in target opportunity under long term incentive, stock option and other equity award, or material reduction in participation level in benefit and other plans for executive officers (for purposes of this Section 9(d)(iii) “material reduction” shall mean a reduction of five percent (5%) or more of the relevant compensation or benefits); provided, however, that nothwithstanding the definition of “material reduction” for purposes of this Section 9(d)(iii), nothing herein shall deprive Executive of any right or remedy, if any, that he otherwise would have available for breach of contract as the result of a reduction in compensation or benefits, to which Executive did not consent, which otherwise did not constitute a material reduction; or
     (iv) material relocation of Executive’s principal workplace without his consent (for purposes of this Section 9(d)(iv) “material relocation” shall mean a relocation of Executive’s principal workplace by a distance that exceeds fifty (50) miles); or
     (v) other material breach of this Agreement by the Company.
     10. Certain Payments.
     (a) If any payment or benefits received or to be received by Executive in connection with or contingent on a change in ownership or control, within the meaning defined in Section 280G of the Internal Revenue Code (the “CODE”) (or any successor provision thereto), whether or not in connection with Executive’s termination of employment, and whether or not pursuant to this Agreement (such payments or benefits, excluding the Gross-Up Payment, as hereinafter defined, shall hereinafter be referred to as the “TOTAL PAYMENTS”) will be subject to an excise tax as provided for in Section 4999 of the Code (the “EXCISE TAX”), the Company shall pay to Executive an additional amount no later than the due date for Executive’s tax return with respect to such Excise Tax (the “GROSS-UP PAYMENT”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that if the Total Payments are less than 360% of the Executive’s Base Amount, as defined in Section 280G(b)(3) of the Code, the Executive shall not be entitled to the Gross-Up Payment, and the Total Payments shall be reduced as provided for in Section 10(d) below.
     (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“TAX COUNSEL”)

reasonably acceptable to Executive and selected by the accounting firm acting as the “Auditor”, as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence or, if higher, in the state and locality of Executive’s principal place of employment, on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 10), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
     (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
     (d) If the Total Payments would constitute an “excess parachute payment”, but are less than 360% of the Base Amount, such payments shall be reduced to the largest amount that may be paid to the Executive without the imposition of the Excise Tax or the disallowance as deductions to the Company under Section 280G of the Code of any such payments. Unless Executive shall have given prior written notice to the Company specifying a different order, the Company shall reduce or eliminate the payments or benefits by first reducing or eliminating the portion of the payments or benefits that are not payable in cash and then by reducing or eliminating cash payments, in each case, in reverse chronological order, starting with payments or benefits that are to be paid farthest in time from the applicable determination of the Auditor (as defined below). Any written notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any plan, agreement or arrangement governing Executive’s entitlement and rights to such payments or benefits.
     (e) All determinations under this Section 10 shall be made by a nationally recognized accounting firm selected by Executive (the “AUDITOR”), and the Company shall pay all costs and expenses of the Auditor. The Company shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.
     11. Indemnification. The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Commencement Date, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Executive’s rights under this Section 11 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.
     12. Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that
     (a) during the Employment Term:
     (i) Executive will not directly or indirectly engage in any business which is in competition with any line of business then conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its affiliates then conducts any such competing line of business; and
     (ii) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by this Section, or to terminate his or her employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months; and
     (iii) Executive will not directly or indirectly solicit customers or suppliers of the Company or its affiliates or induce any such person to materially reduce or terminate its relationship with the Company.
     (b) for one year following the Employment Term:
     (i) Executive will not directly or indirectly engage in any local directional advertising or marketing (whether in print, electronic, wireless or other format) business or provide pre-press publishing or utilize digital and intranet technologies to repurpose print directory information for electronic, wireless or related distribution, in each case which is in competition with the business then conducted by the Company or its affiliates, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its affiliates then conducts any such competing line of business; and
     (ii) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by this Section, or to terminate his or her employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months; and
     (iii) Executive will not directly or indirectly solicit customers or suppliers of the Company or its affiliates or induce any such person to materially reduce or terminate its relationship with the Company.
     For purposes of this Agreement, “directional advertising or marketing” shall mean advertising or marketing primarily (1) designed for purposes of directing consumers who are seeking a product or service to providers of that product or service in order to satisfy such consumer’s previously recognized need or desire for such product or service and (2) generally delivered by non-intrusive means; and shall be distinguished from “creative advertising or marketing,” which is primarily (1) designed to stimulate (as opposed to direct) demand for products or services in consumers who did not previously recognize such need or desire for such products or services and (2) generally delivered by intrusive means.
     It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     13. Confidentiality; Nondisparagement.
     (a) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, employees, organizational structure or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks, rolodexes and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
     (b) Executive will not knowingly disparage the reputation of the Company in a manner that causes or is reasonably likely to cause material harm to its business; provided, however, that Executive may (i) express his own opinions about the Company to other senior executives of the Company or to the Board and (ii) comply with applicable legal process without being deemed to have violated this provision.

     14. Material Inducement; Specific Performance. Executive acknowledges and agrees that the covenants entered into by Executive in Sections 12 and 13(a) are essential elements of the parties’ agreement as expressed herein, are a material inducement for the Company to enter into this Agreement and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 12 or Section 13(a) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
          15. Litigation Support. Executive agrees that he will assist and cooperate with the Company, at the Company’s sole cost and expense and, in the case of post-termination, in a manner so as to not unreasonably interfere with any other employment obligations of Executive, in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section, at the Company’s sole cost and expense and, in the case of post-termination, in a manner so as to not unreasonably interfere with any other employment obligations of Executive. If Executive determines in good faith that separate counsel is necessary in connection with its compliance with this Section 15 as a result of a bona fide claim filed against Executive or the Company, then the Company shall pay all reasonable fees and expenses of such counsel retained by Executive in connection herewith. Following Executive’s termination of employment, this covenant shall expire and be of no further force or effect upon the later to occur of (a) one year following such termination of employment and (b) in the event of termination of employment under Sections 8(c) or (d), the maximum number of years following such termination specified in the applicable sub-section during which Executive is eligible to receive reimbursements in connection with the continuation of benefits.
     16. Legal Fees. The Company will pay or reimburse Executive, as incurred, all legal fees and costs incurred by Executive in enforcing his rights under the Agreement, if Executive’s position substantially prevails. Following a Change in Control, the Company will pay or reimburse Executive, as incurred, for all such fees and costs unless Executive’s claim was frivolous or was brought or pursued by Executive in bad faith.
     17. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules.
     (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supercedes any and all prior and/or contemporaneous agreements, either oral or written, other than the agreements evidencing any grants of stock options, stock appreciation rights and other equity-based awards, between the parties thereto, with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and in the incentive compensation and other employee benefit plans and arrangements of the Company referenced herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive except as set forth in Section 17(h); provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.
     (f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder except as provided for in Sections 8(c) and (d).
     (g) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement (other than as specified under Section 14 with respect to Sections 12 and 13(a) hereof) or the employment of Executive by the Company shall be submitted to arbitration in Raleigh, North Carolina, under the auspices of the American Arbitration Association.
     (h) Successors; Binding Agreement.

     (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term “Company” shall also mean any affiliate of the Company to which Executive may be transferred and the Company shall cause such successor employer to be considered the “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term “Company” shall not mean any affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide.
     (ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive.
     (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at the address appearing from time to time in the personnel records of the Company and to the Company at the address of its corporate headquarters, directed to the attention of the Board with a copy to the Secretary of the Company, or in either case to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          18. Section 409A Savings Clause. (a) Parties’ Intent. To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Company or Executive, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code (the “Code”) and all regulations, guidance, or other interpretative authority thereunder (the “Section 409A Requirements”), the Company and Executive hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the Section 409A Requirements. In amending or reforming this Agreement for Code Section 409A purposes, the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Executive to additional tax or interest; provided further, however, the Company shall not be obligated to pay any additional material amount to Executive as a result of such amendment.
          (b) Delayed Distribution to Key Employees. If the Company determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement, and not otherwise exempt from Section 409A (for example as a “short term payment” or as “involuntary severance”), shall be delayed until the earlier of (i) the first day of the seventh (7th) calendar month commencing after Executive’s termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount on the first day of the seventh (7th) month coinciding with or following the end of the 409A Delay Period. Any amounts delayed by reason of the prior sentence shall be credited with interest from the scheduled payment date through the date of actual payment at the Wall Street Journal Prime rate in effect as of the end of the applicable 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Executive is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.
          (c) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits following or upon a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. An event will not be considered a termination of Executive’s employment if it is reasonably anticipated that Executive will continue to provide services for the Company or any entity treated as a single employer with the Company for purposes of Section 409A (as an employee, independent contractor, consultant, or otherwise) after the event, unless it is reasonably anticipated that the level of such services after the event will be no more than 20 percent of the average level of Executive’s services performed over the 36-month period preceding the event.
          (d) Separate Payments. Each payment required under this Agreement shall be considered a separate payment for purposes of determining the applicability of or exemption from Section 409A.
     19. Effective Date. This Agreement is effective as of the date hereof (the “EFFECTIVE DATE”). Until the Effective Date, the Prior Agreement shall remain in full force and effect in accordance with its terms without regard to this Agreement.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

David C. Swanson

/s/ David C. Swanson

R.H. DONNELLEY CORPORATION

By: Name:	/s/ Gretchen Zech Gretchen Zech
Title:	Senior Vice President/Human Resources

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